NATIONAL COMPUTER SYSTEMS, INC. AND SUBSIDIARIES             Exhibit 99.0

PRO FORMA CONSOLIDATED STATEMENTS OF INCOME (unaudited)

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
                                                               Proforma Income Statement
                                                                as of January 31, 1996
                                                    -----------------------------------------------
                                                                 Financial   Proforma     Pro Forma
                                                    As Reported   Systems   Adjustments  (Unaudited)
                                                    -----------  ---------  -----------  -----------
                                                       (In thousands, except per share amounts)


Revenues
  Net sales                                          $296,136     $35,056     $     -      $261,080
  Maintenance and support                              62,840      23,037           -        39,803
                                                     --------     -------     -------      --------
    Total revenues                                    358,976      58,093           -       300,883

Cost of Revenues
  Cost of sales                                       180,392      18,700           -       161,692
  Cost of maintenance and support                      41,868      14,415           -        27,453
                                                     --------     -------     -------      --------
    Gross profit                                      136,716      24,978           -       111,738

Operating Expenses
  Sales and marketing                                  44,773       6,229           -        38,544
  Research and development                             13,938       5,448           -         8,490
  General and administrative                           38,268       3,653         615        34,000
                                                      --------     -------     -------      --------

Income From Operations                                 39,737       9,648        (615)       30,704
  Interest expense                                      3,311          35           -         3,276
  Other (income) expense, net                            (583)       (251)          -          (332)
                                                     --------     -------     -------      --------
Income Before Income Tax Provision                     37,009       9,864        (615)       27,760
  Income tax provision                                 14,750       3,807        (237)       11,180
                                                     --------     -------     -------      --------
Net Income                                           $ 22,259     $ 6,057     $  (378)     $ 16,580
                                                     ========     =======     =======      ========
Net Income Per Share                                 $   1.42                              $   1.06



Average Shares Outstanding                             15,685                                15,685

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Note A - The consolidated  statement of income for the fiscal year ended January
31,1996 has been presented to reflect, on a pro forma basis, the disposition of the Financial Systems business, as if it had occurred at the beginning of the fiscal year. The Financial Systems business as presented agrees to the business segment data as previously reported in the Company's 1995 Annual Report to Stockholders. The pro forma adjustment is for a corporate administrative department expense specifically related to the Financial Systems business, which will no longer be incurred as a result of the sale of the segment.